THIRD AMENDMENT TO MOTEL PURCHASE AGREEMENT


         THIS THIRD AMENDMENT is made effective as of this November 7, 2005, by and between SUPERTEL LIMITED PARTNERSHIP ("Buyer") and INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC ("Seller").

                                    RECITALS:

         WHEREAS, on September 12, 2005, Buyer and Seller entered into that certain Motel Purchase Agreement ("Purchase Agreement");

         WHEREAS, on October 14, 2005, Buyer and Seller entered into that certain Amendment to Motel Purchase Agreement and on October 31, 2005, Buyer and Seller entered into that certain Second Amendment to Motel Purchase Agreement which revised certain terms of the Purchase Agreement as more particularly set forth therein; and

         WHEREAS, Buyer and Seller desire to further amend the Purchase Agreement to provide for two separate closings and to provide for the assumption of the GE South Bend Mortgage Documents (as hereinafter defined) applicable to the South Bend, Indiana portion of the Property.



WITNESSETH:

Buyer and Seller hereby agree to amend the Purchase Agreement as follows:

         1. The Closing shall occur on two separate dates. The parties hereto will close on the Fayetteville, North Carolina, Ft. Wayne, Indiana, Lafayette, Indiana, Marion, Indiana and Warsaw, Indiana locations (the "1st Properties") effective on November 7, 2005 (the "1st Closing Date"). $20,229,705.00 of the purchase price set forth in Section 2 of the Purchase Agreement (as amended) shall be allocated to the 1st Properties.

         The closing (the "2nd Closing") on the Comfort Suites in South Bend, Indiana (the "South Bend Property") shall occur on November 30, 2005 (the "2nd Closing Date"), or such earlier date as the parties may agree to. $12,080,000.00 of the purchase price set forth in Section 2 of the Purchase Agreement (as amended) shall be allocated to the South Bend Property. The Deposit shall not be credited to the Purchase Price unless and until the 2nd Closing occurs.

         2. The South Bend Property is encumbered by a mortgage (the "GE Mortgage") dated May 30, 2002 in favor of GE Capital Franchise Finance Corporation ("GE") securing a Balloon Promissory Note dated May 30, 2002 (the "GE Note") in the original principal amount of $6,825,000. The GE Note, the GE Mortgage and all other documents encumbering the South Bend Property and securing the GE Note are collectively referred to as the "GE Financing Documents." At Closing Buyer shall assume Seller's obligations under the GE Financing Documents (arising from and after the 2nd Closing Date) and shall be entitled to a credit against the Purchase Price in the amount of the then principal balance of the GE Note. Interest due under the GE Note shall be pro-rated as of the 2nd Closing Date and Seller shall be entitled to a credit in the amount of any real estate tax, insurance and other escrows held under the GE Financing Documents. All funds in such escrows shall be transferred to Buyer. The assumption fee due and payable under the GE Financing Documents, together with any other fees or costs charged by GE in connection with such assumption, shall be paid by Seller at the 2nd Closing.

         3. Section 4(b) of the Purchase Agreement "Buyer's Obligations at Closing" is amended to read as follows, but only with respect to the closing on the South Bend Property:

               At Closing on the 2nd  Closing  Date,  Buyer  shall  perform  its obligations hereunder and execute and deliver any closing documents required to be executed by Buyer and Buyer shall pay to Seller the purchase price allocated to the South Bend Property, as follows:

               (i) Buyer shall assume the obligations under the GE Financing Documents and receive a credit in the amount of the principal balance of the GE Note.

               (ii) Buyer shall execute and deliver to Seller a promissory  note in the principal amount of $3,000,000.00 (the "South Bend Second Note"), in form attached hereto as Exhibit A, which shall be due and payable 1 year after the 2nd Closing Date, shall not bear interest until maturity and shall bear interest at the rate of ten percent (10 %) per annum after maturity. The South Bend Second Note shall be guaranteed by Supertel Hospitality, Inc., which guaranty shall be in the form attached hereto as Exhibit B. To the extent permitted under the GE Consent (as hereinafter defined), the South Bend Second Note shall also be secured by a mortgage on the South Bend Property in form reasonably acceptable to Seller. To the extent the GE Consent does not permit execution and delivery of the South Bend Second Note by Buyer, the South Bend Second Note shall be executed and delivered by Supertel Hospitality, Inc.

               (iii) After crediting the Deposit,  the principal  balance of the
                    GE Note and the amount of the South Bend Second Note, Buyer shall pay the balance of the Purchase Price by cashier's check or certified check or other immediately available funds and Escrow Agent shall deliver the Deposit to Seller.

         4. The following which must be satisfied or waived as of the 2nd Closing Date is hereby added as subsection (i) under Section 18 A. "Conditions Precedent to Buyer's Obligations":

                  (i) GE shall have issued its consent to the assumption of the GE Financing Documents (collectively, the "GE Consent") in form reasonably satisfactory to Buyer. The GE Consent shall set forth the current principal balance due under the GE Financing Documents.

         5. The following which must be satisfied or waived as of the Second Closing Date is hereby added as the last paragraph under Section 18 B. "Conditions Precedent to Seller's Obligations":

                  GE shall have issued the GE Consent and its consent to the release of Seller under the GE South Bend Financing Documents in form reasonably satisfactory to Seller.

6. The third paragraph of Section 2 of the Purchase Agreement is hereby deleted.

7. Supertel Hospitality, Inc. joins in the execution and delivery of this Third Amendment to agree to the terms and provisions hereof.

8. Capitalized terms used herein without definition shall have the meanings provided therefore in the Purchase Agreement unless the context otherwise requires.

         IN WITNESS WHEREOF, the parties have executed this Third Amendment in multiple counterparts, including facsimile counterpart, each of which shall be deemed an original and all of which shall constitute one agreement, as of the date first written above.


INDEPENDENT PROPERTY OPERATORS              SUPERTEL LIMITED PARTNERSHIP, a
  OF  AMERICA, LLC                            Virginia limited partnership

By:  Mills Management II, Inc.              By:  Supertel Hospitality REIT Trust
                                            Its:  General Partner


By:    /s/ Charles A. Mills, III
Title: President                            By:    /s/ Paul J. Schulte
                                            Title: President


                                            SUPERTEL HOSPITALITY, INC., a
                                              Virginia corporation

                                            By:    /s/ Paul J. Schulte
                                            Title: President